Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ORSUS XELENT TECHNOLOGIES, INC.

It is hereby certified that:

1.  The name of the corporation (hereinafter called the "Corporation") is Orsus Xelent Technologies, Inc.

2.  The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 25, 2004, and was amended pursuant to a Certificate of Ownership and Merger, which was filed with the Secretary of State of the State of Delaware on April 7, 2005, and was further amended pursuant to that Certificate of Change of Registered Agent, which was filed with the Secretary of State of the State of Delaware on April 12, 2005.

3.  The Corporation effectuated a reverse stock split on a one (1) for twelve (12) basis (the “Reverse Stock Split”) on the issued and outstanding shares of its common stock, par value $.001 (the “Common Stock”).  Immediately prior to the Reverse Stock Split, on April 27, 2011, the aggregate number of issued and outstanding shares of Common Stock was 30,256,000.  As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock was 2,521,334.

4.  In connection with the Reverse Stock Split, the Certificate of Incorporation, as amended, is hereby further amended by striking out Article FOURTH in its entirety and replacing it with the following two paragraphs:

“FOURTH:  The total number of shares of stock which this corporation is authorized to issue is 110,000,000 of which 100,000,000 shares shall be Common Stock with a par value of $.001 and 10,000,000 shares shall be Preferred Stock with a par value of $.001.

Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each twelve (12) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.

5.  The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on April 27, 2011

/s/ Hua Chen By: Hua Chen Title: Chief Financial Officer